Exhibit-23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of AMCON Distributing Company on Form S-8, filed on September 7, 2000, of our reports dated January 7, 2005 (August 19, 2005, as to the effects of the subsequent event discussed in Note 19, August 19, 2005 as to the effects of the restatement discussed in paragraphs 1, 2, and 3 of Note 22, and November 28, 2005 as to the effects of the restatement discussed in paragraph 4 of
Note 22) which reports express an unqualified opinion and include explanatory paragraphs relating to the change in method of accounting for goodwill and intangibles assets in 2003 and the restatements of the Company's consolidated financial statements discussed in Note 22, appearing in and incorporated by reference in this Annual Report on Form 10-K/A (Amendment No. 2) of AMCON Distributing Company and subsidiaries for the fiscal year ended September 24, 2004.


DELOITTE & TOUCHE LLP
Omaha, Nebraska

November 28, 2005